Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of 1st Source Corporation of our reports dated February 17, 2026, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting, included in 1st Source Corporation’s Annual Report on Form 10‑K for the year ended December 31, 2025. We also consent to the reference to our firm under the caption “Experts” as it relates to Part I of this Registration Statement.

/s/ Forvis Mazars, LLP
Fort Wayne, Indiana
June 26, 2026